EXHIBIT 99.1

Talon International, Inc. Reports 2017

Second Quarter and Six Months Financial Results

LOS ANGELES, CA -  August 10, 2017 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the second quarter ended June 30, 2017.

Financial Results

Revenues for the three months ended June 30, 2017 were $12.9 million, reflecting a decrease of $1.6 million, or 10.9%, as compared to the same period in 2016. Talon Zipper sales were $967,000 lower than the same period in 2016. Talon Trim products, which consist primarily of sales to specialty retail branded customers, decreased by $602,000 compared to the same period in 2016. Both business segments experienced decreased sales to mass merchandising brand customers and specialty retail brands customers. Revenues for the six months ended June 30, 2017 were $24.0 million, a decrease of 6.7% from the same period in 2016.

“The soft retail, brick & mortar apparel market negatively affected our second quarter performance,” stated Larry Dyne, Talon's Chief Executive Officer. “While the environment may continue to be tough in the near future, we remain focused on our corporate initiatives. By leveraging existing relationships, we are building on new opportunities, both within our Zipper and Trim products. One of the areas of focus is increasing penetration of ecommerce retailers, such as subscription based services and sports licensing. In addition, our Tekfit stretch technology continues to be a unique and innovative product. One of our key Tekfit customers recently stated that they continue to see positive sell-thru in men’s dress shirts that utilize Tekfit technology. Product innovation remains a focus for the company, as our customers desire unique, quality products. We believe our time and investment in research and development will bear fruit in the latter half of the year and 2018.”

“As our customers continue to look for differentiators and stand apart, consideration for the environment is becoming more of a priority,” continued Mr. Dyne. “We recently worked with a major customer on an end to end sustainability program, including the supply chain and materials. Talon is proud of its environmental efforts and has a program that can be duplicated by other customers and retailers, as sustainability grows in importance globally.”

Gross profit for the quarter ended June 30, 2017 was $4.8 million, or 37.0% of sales, compared to $5.5 million, or 37.7% of sales, in the second quarter of 2016. The gross profit decrease is largely attributable to lower sales volumes and higher manufacturing support costs, and was partially offset by a favorable change in product mix. Gross profit for the six months ended June 30, 2017 was $8.9 million, or 37% of sales, reflecting a decrease of $758,000 as compared to the same period in 2016.

Operating expenses for the quarter ended June 30, 2017 were essentially flat from the prior year at $3.6 million. Sales and marketing expenses totaled $1.5 million, a decrease of $278,000 as compared to the same period in 2016, mainly due to decreased compensation costs, travel related expenses and sample charges partially offset by additional sales administrative costs. General and administrative expenses for the quarter totaled $2.2 million, or 16.8% of sales, compared to the prior year of $1.9 million, or 13.1% of sales. Expenses were higher by $281,000 compared to the same period in 2016 mainly due to increased IT support costs and compensation related costs.

Operating expenses for the six months ended June 30, 2017 were $7.6 million, or 31.5% of sales, as compared to $7.6 million, or 29.5% of sales, in the first half of 2016. Sales and marketing expenses for the six months ended June 30, 2017 totaled $3.1 million, a decrease of $174,000 as compared to the same period in 2016. General and administrative expenses for the six months ended June 30, 2017 totaled $4.5 million, or 18.6% as a percentage of sales, compared to the prior year of $4.3 million, or 16.8% as a percentage of sales.

For the quarter ended June 30, 2017, income from operations was $1.1 million as compared to $1.8 million for the same quarter in 2016. Income from operations for the six months ended June 30, 2017 was $1.3 million as compared to $2.0 million for the same period in 2016.

Net income for the quarter was $604,000 or $0.01 per share as compared to $958,000, or $0.01 per share, for the quarter ended June 30, 2016. Net income for the six months ended June 30, 2017 was $610,000, a decrease from $1.0 million in the same period in 2016.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers and complete trim solutions including Tekfit® stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products including stretch technology products for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon® and Tekfit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, India, Indonesia and Bangladesh.

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Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, product innovation, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

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TALON INTERNATIONAL, INC.

Consolidated statements of income AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$12,885,747	$14,454,889	$24,003,281	$25,719,521
Cost of goods sold	8,115,985	9,003,343	15,145,143	16,103,716
Gross profit	4,769,762	5,451,546	8,858,138	9,615,805
Sales and marketing expenses	1,481,858	1,760,120	3,089,424	3,263,006
General and administrative expenses	2,169,316	1,888,408	4,468,267	4,314,366
Total operating expenses	3,651,174	3,648,528	7,557,691	7,577,372

Income from operations	1,118,588	1,803,018	1,300,447	2,038,433
Interest expense, net	156,742	155,761	310,668	306,408
Income before provision for income taxes	961,846	1,647,257	989,779	1,732,025
Provision for income taxes	357,643	689,559	380,038	725,210
Net income	$604,203	$957,698	$609,741	$1,006,815

Basic and diluted net income per share	$0.01	$0.01	$0.01	$0.01
Weighted average number of common shares outstanding - Basic	92,304,510	92,271,078	92,289,466	92,269,455
Weighted average number of common shares outstanding - Diluted	93,015,012	93,474,581	92,949,619	93,486,633

Net income	$604,203	$957,698	$609,741	$1,006,815

Other comprehensive income (loss) from foreign currency translation	3,776	(11,753)	5,718	(11,456)
Total comprehensive income	$607,979	$945,945	$615,459	$995,359

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TALON INTERNATIONAL, INC.

Consolidated balance sheets

	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,671,318	$4,913,577
Accounts receivable, net	5,887,103	4,315,608
Inventories, net	473,958	500,482
Prepaid expenses and other current assets	783,698	702,906
Total current assets	11,816,077	10,432,573

Property and equipment, net	789,781	884,208
Intangible assets, net	4,260,055	4,266,596
Deferred income tax assets, net	5,040,223	5,224,018
Other assets	407,285	347,638
Total assets	$22,313,421	$21,155,033

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of revolving line of credit from related party, net	$39,322	$-
Current portion of capital lease obligations	24,709	23,749
Accounts payable	7,152,544	6,378,896
Accrued expenses	2,609,865	2,972,689
Total current liabilities	9,826,440	9,375,334

Revolving line of credit from related party, net of current portion, discounts and deferred financing costs	4,055,892	4,041,345
Capital lease obligations, net of current portion	24,436	37,035
Deferred income tax liabilities	1,589	3,037
Other liabilities	220,693	236,088
Total liabilities	14,129,050	13,692,839

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,338,283 and 92,274,255 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	92,338	92,274
Additional paid-in capital	65,147,086	65,040,432
Accumulated deficit	(57,134,163)	(57,743,904)
Accumulated other comprehensive income	79,110	73,392
Total stockholders’ equity	8,184,371	7,462,194
Total liabilities and stockholders’ equity	$22,313,421	$21,155,033

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